Exhibit 99.1

For Immediate Release	Contact: Jim Gattoni
Landstar System, Inc. www.landstar.com
July 15, 2009	904-398-9400
LANDSTAR SYSTEM REPORTS SECOND QUARTER
RESULTS AND INCREASED DIVIDEND
Jacksonville, FL — Landstar System, Inc. (NASDAQ: LSTR) reported 2009 second quarter net income of $17.9 million, or $0.35 per diluted share, from revenue of $491.2 million. Included in the 2009 second quarter was $2.0 million of costs, or $0.02 per diluted share, related to two acquisitions that were completed in the first week of the 2009 third quarter. Net income for the 2008 second quarter was $29.8 million, or $0.56 per diluted share, from revenue of $697.7 million.
Revenue hauled by BCO Independent Contractors in the second quarter of 2009 was $288.6 million, or 59 percent of revenue, compared to $375.4 million, or 54 percent of revenue, in the 2008 second quarter. Moreover, in the second quarters of 2009 and 2008, the Company invoiced customers $27.3 million and $90.3 million, respectively, in fuel surcharges that were passed on 100 percent to BCO Independent Contractors and excluded from revenue. Revenue hauled by third-party truck brokerage carriers was $165.2 million, or 34 percent of revenue, in the 2009 second quarter compared to $261.7 million, or 38 percent of revenue, in the 2008 second quarter. Included in third-party truck brokerage revenue in the 2009 and 2008 second quarters was $9.2 million and $39.9 million, respectively, of fuel surcharges invoiced to customers. Revenue hauled by rail, air and ocean cargo carriers was $28.2 million, or 6 percent of revenue, in the 2009 second quarter compared to $51.5 million, or 7 percent of revenue, in the 2008 second quarter.

LANDSTAR SYSTEM/2
Revenue in the twenty-six-week period ended June 27, 2009 was $960 million compared to $1.306 billion for the 2008 twenty-six-week period. Net income for the twenty-six-week period ended June 27, 2009 was $31.8 million, or $0.61 per diluted share, compared to net income of $53.5 million, or $1.01 per diluted share, for the twenty-six-week period ended June 28, 2008.
Revenue hauled by BCO Independent Contractors in the 2009 twenty-six-week period was $550.7 million, or 57 percent of revenue, compared to $700.2 million, or 54 percent of revenue, in the 2008 twenty-six-week period. In the twenty-six-week periods of 2009 and 2008, the Company invoiced customers $51.5 million and $148.1 million, respectively, in fuel surcharges that were passed on 100 percent to BCO Independent Contractors and excluded from revenue. Revenue hauled by third-party truck brokerage carriers was $329.5 million, or 34 percent of revenue, in the 2009 twenty-six-week period compared to $490.3 million, or 38 percent of revenue, in the 2008 twenty-six-week period. Included in the third-party truck brokerage revenue in the 2009 and 2008 twenty-six-week periods was $19.0 million and $67.7 million, respectively, of fuel surcharges invoiced to customers. Revenue hauled by rail, air and ocean cargo carriers was $61.8 million, or 6 percent of revenue, in the 2009 twenty-six-week period compared to $97.3 million, or 7 percent of revenue, in the 2008 twenty-six-week period.
Landstar System, Inc. also announced that its Board of Directors has declared a quarterly dividend of $0.045 per share. This represents a 13 percent increase in the Company’s quarterly dividend. The dividend is payable on August 28, 2009 to stockholders of record at the close of business on August 10, 2009. It is the intention of the Board of Directors to continue to pay a quarterly dividend. Under the Company’s authorized share purchase programs, the Company currently has a total of 2,556,200 shares of its common stock available for purchase.
“In the 2009 second quarter, Landstar’s revenue continued to be negatively impacted by the severe recession in the domestic and global economies,” said Landstar President and Chief Executive Officer Henry Gerkens. “As was the case in the 2009 first quarter, revenue declines were experienced in just about every sector, including revenue generated from the U.S. Department of Defense. As anticipated, significant revenue

LANDSTAR SYSTEM/3
declines occurred in the automotive sector and in our substitute line haul service offering. From a load volume perspective, the number of loads hauled in the 2009 second quarter decreased 16 percent compared to the 2008 second quarter, better than the 17 percent decline experienced in the 2009 first quarter compared to the 2008 first quarter, demonstrating a slow improvement in overall demand. However, this improvement was more than offset by continued pressure on price which was caused in part by lower fuel surcharge revenue on freight hauled by third-party truck brokerage carriers and rail, ocean and air cargo carriers. Revenue per load for revenue hauled by BCO Independent Contractors in the 2009 second quarter was 11 percent below the 2008 second quarter and revenue per load on freight hauled by third-party truck brokerage carriers, which includes the impact of lower fuel surcharges invoiced to customers in the 2009 second quarter, decreased 24 percent compared to the 2008 second quarter.
“Irrespective of the current economic environment, Landstar continues to generate outstanding returns. Trailing twelve month return on average shareholders’ equity remained high at 35 percent and trailing twelve month return on invested capital, net income divided by the sum of average equity plus average debt, was 24 percent.
“Landstar’s net revenue margin, defined as revenue less purchased transportation and commissions to agents divided by revenue, was 17.2%, up from 15.3% in the 2008 second quarter. And, as a direct result of Landstar’s variable cost business model and other cost reduction actions taken in 2009, Landstar was able to generate an operating profit margin of 6.1%, despite the revenue decline. If one were to exclude the $2.0 million in one-time acquisition costs, the operating margin was 6.5%, a very respectable margin in a very difficult operating climate.
“In the first week of the Company’s fiscal third quarter, Landstar completed the acquisitions of two supply chain transportation integration companies. I am excited about the opportunities that these acquisitions will provide to our independent agent and capacity network,” Gerkens said. “The technology platforms acquired with these businesses should provide our independent agents the ability to offer customers complete supply chain solutions with industry leading technology and, in turn, provide

LANDSTAR SYSTEM/4
additional loading opportunities to our vast capacity network. Landstar now possesses the tools to become a major player in the freight under management business. The Company expects that the acquisitions will not have a material effect on its revenue and earnings for the third and fourth quarters of 2009.”
Gerkens continued, “I do not foresee a significant change in the current freight environment as we move through the third quarter. However, there has been a slight improvement in volume trends. In addition, some of the very difficult revenue comparisons experienced during the first half of 2009 begin to ease toward the end of the 2009 third quarter and into the 2009 fourth quarter. I believe the worst is over. That being said, there continues to be some level of uncertainty in the marketplace and, as such, Landstar will not be providing guidance at this time. However, I continue to believe that the sensitivity analysis provided with prior earnings releases continues to reflect how Landstar’s variable cost business model would react to varying levels of revenue. It should be noted that the Company’s 2008 third quarter results included revenue, net income, and diluted earnings per share of $27.6 million, $1.7 million and $0.03, respectively, for bus capacity provided in connection with evacuation assistance related to the storms that impacted the Gulf Coast.”
Landstar will provide a live webcast of its quarterly earnings conference call this afternoon at 5 pm ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Second Quarter 2009 Earnings Release Conference Call.”
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies, expectations and intentions. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “plans,” “predicts,” “may,” “should,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or workers’ compensation claims;

LANDSTAR SYSTEM/5
unfavorable development of existing claims; dependence on independent sales agents; dependence on third-party capacity providers; disruptions or failures in our computer systems; a downturn in domestic or international economic growth or growth in the transportation sector; substantial industry competition; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2008 fiscal year, described in Item 1A Risk Factors, and other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.
About Landstar:
Landstar System, Inc. delivers safe, specialized transportation and logistics services to a broad range of customers worldwide. The Company identifies and fulfills shippers’ needs through the coordination of individual businesses comprised of independent sales agents and third-party transportation and logistics capacity providers. Through its operating subsidiaries, Landstar delivers excellence in complete transportation logistics services and solutions. All Landstar transportation companies are certified to ISO 9001:2000 quality management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.
(Tables follow)

LANDSTAR SYSTEM/6
Landstar System, Inc.
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
Revenue	$960,411	$1,306,479	$491,164	$697,651
Investment income	675	1,869	250	773

Costs and expenses:
Purchased transportation	717,891	1,003,345	366,567	538,316
Commissions to agents	78,251	99,590	39,927	52,776
Other operating costs	14,838	13,940	7,388	7,356
Insurance and claims	18,799	19,034	9,797	9,513
Selling, general and administrative (1)	66,612	70,958	32,243	35,101
Depreciation and amortization	11,201	10,307	5,716	5,177

Total costs and expenses (1)	907,592	1,217,174	461,638	648,239

Operating income (1)	53,494	91,174	29,776	50,185
Interest and debt expense	2,136	3,878	973	1,736

Income before income taxes (1)	51,358	87,296	28,803	48,449
Income taxes	19,607	33,788	10,946	18,684

Net income (1)	$31,751	$53,508	$17,857	$29,765

Earnings per common share (1)	$0.62	$1.01	$0.35	$0.56

Diluted earnings per share (1)	$0.61	$1.01	$0.35	$0.56

Average number of shares outstanding:
Earnings per common share	51,453,000	52,726,000	51,330,000	52,851,000

Diluted earnings per share	51,636,000	53,198,000	51,487,000	53,373,000

Dividends paid per common share	$0.0800	$0.0750	$0.0400	$0.0375

(1)	The 2009 twenty-six and thirteen-week periods include $2,005 of costs related to the acquisition of two supply chain transportation integration companies in the first week of the Company’s fiscal third quarter. Net of related income tax benefits, these costs reduced net income for the twenty-six and thirteen-week periods ended June 27, 2009 by $1,243, or $0.02 per common share ($0.02 per diluted share).

LANDSTAR SYSTEM/7
Landstar System, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)
(Unaudited)

	June 27,	Dec. 27,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$92,091	$98,904
Short-term investments	23,791	23,479
Trade accounts receivable, less allowance of $7,092 and $6,230	237,516	315,065
Other receivables, including advances to independent contractors, less allowance of $5,344 and $4,298	12,639	10,083
Deferred income taxes and other current assets	28,128	27,871

Total current assets	394,165	475,402

Operating property, less accumulated depreciation and amortization of $115,023 and $106,635	124,513	124,178
Goodwill	31,134	31,134
Other assets	33,512	32,816

Total assets	$583,324	$663,530

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$20,471	$32,065
Accounts payable	91,858	105,882
Current maturities of long-term debt	25,881	24,693
Insurance claims	27,410	23,545
Accrued income taxes	11,948	12,239
Other current liabilities	34,435	38,161

Total current liabilities	212,003	236,585

Long-term debt, excluding current maturities	37,778	111,752
Insurance claims	34,459	38,278
Deferred income taxes	27,825	23,779

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 66,181,267 and 66,109,547 shares	662	661
Additional paid-in capital	158,543	154,533
Retained earnings	731,959	704,331
Cost of 14,868,687 and 14,424,887 shares of common stock in treasury	(619,609)	(605,828)
Accumulated other comprehensive loss	(296)	(561)

Total shareholders’ equity	271,259	253,136

Total liabilities and shareholders’ equity	$583,324	$663,530

LANDSTAR SYSTEM/8
Landstar System, Inc.
Supplemental Information
(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2009	2008	2009	2008
Revenue generated through (in thousands):

Business Capacity Owners (1)	$550,665	$700,195	$288,600	$375,391
Truck Brokerage Carriers	329,479	490,334	165,236	261,701
Rail intermodal	36,728	71,598	17,410	37,809
Ocean cargo carriers	17,518	18,220	8,667	9,786
Air cargo carriers	7,508	7,449	2,121	3,860
Other (2)	18,513	18,683	9,130	9,104

	$960,411	$1,306,479	$491,164	$697,651

Number of loads:

Business Capacity Owners (1)	365,000	429,080	194,350	225,880
Truck Brokerage Carriers	240,020	288,970	122,370	146,940
Rail intermodal	18,290	31,000	8,710	16,020
Ocean cargo carriers	2,590	2,590	1,350	1,340
Air cargo carriers	5,100	3,870	1,840	1,880

	631,000	755,510	328,620	392,060

Revenue per load:

Business Capacity Owners (1)	$1,509	$1,632	$1,485	$1,662
Truck Brokerage Carriers	1,373	1,697	1,350	1,781
Rail intermodal	2,008	2,310	1,999	2,360
Ocean cargo carriers	6,764	7,035	6,420	7,303
Air cargo carriers	1,472	1,925	1,153	2,053

	June 27,	June 28,
	2009	2008
Truck Capacity

Business Capacity Owners (1) (3)	8,286	8,222

Truck Brokerage Carriers:
Approved and active (4)	14,827	16,080
Approved	11,082	9,219

	25,909	25,299

Total available truck capacity providers	34,195	33,521

Agent Locations	1,436	1,409

(1)	Business Capacity Owners are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.

(2)	Includes premium revenue generated by the insurance segment and warehousing revenue generated by the transportation logistics segment.

(3)	Trucks provided by Business Capacity Owners were 8,875 and 8,804 at June 27, 2009 and June 28, 2008, respectively.

(4)	Active refers to Truck Brokerage Carriers who have moved at least one load in the past 180 days.